                                                                     EXHIBIT 12

                               G&L REALTY CORP.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                       (ALL DOLLAR AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                         SIX MONTHS ENDED
                             JUNE 30,            YEARS ENDED DECEMBER 31,
                         -----------------  --------------------------------------
                          1997      1996     1996    1995   1994   1993(1) 1992(1)
                         -------- --------  ------  ------  -----  ------- -------
Income from continuing
 operations before
 minority interest in
 Operating Partnership..   2,660    (2,228)    455   4,152  3,546
Add:
  Interest expense......   4,675     4,297   8,819   6,372  3,625
  Amortization of
   deferred financing
   costs................     401       256     503     614    797
  Nonrecurring loss on
   disposition of real
   estate assets........     --      4,874   4,874     --     --
  Adjustment of interest
   costs related to
   minority interest in
   consolidated
   partnership(2).......    (110)     (122)   (238)   (264)  (205)
                         -------  --------  ------  ------  -----
Earnings available for
 combined fixed charges
 and preferred stock
 dividends..............   7,626     7,077  14,413  10,874  7,764
Fixed charges:
  Interest expense......   4,675     4,297   8,819   6,372  3,625
  Capitalized interest..     --        --      --       44     15
  Amortization of
   deferred financing
   costs................     401       256     503     614    797
  Adjustment of interest
   costs related to
   minority interest in
   consolidated
   partnership(2).......    (110)     (122)   (238)   (264)  (205)
  Preferred stock
   dividends............     192       --      --      --     --
                         -------  --------  ------  ------  -----
Combined fixed charges..   5,158     4,431   9,084   6,766  4,232
Ratio of earnings to
 fixed charges..........   1.48x     1.60x   1.59x   1.61x  1.83x

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(1) The amounts for 1992 and 1993 have been omitted as they relate to periods prior to the Company's IPO. The operations and capital structure of G&L Development, the Company's predecessor, is not comparable to the Company's operations and capital structure, and therefore, would not provide relevant information.
(2) Adjustment eliminates interest expense and amortization of deferred financing costs associated with the 435 North Roxbury Drive, Ltd. partnership in which the Company has a 61.75% partnership interest.